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                            CONVERTIBLE NOTE

           FOR VALUE RECEIVED, INTERIORS, INC., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to AUSTOST ANSTALT SCHAAN, 7440 Fuerstentum, Lichenstein Landstrasse 163, Fax No.:
011-431-534532895 (the "Holder") or order, without demand, the sum of $750,000.00, with simple interest accruing at the annual rate of 6%, on March 19, 2000 (the "Maturity Date"), as such date may be extended by agreement of the parties hereto.

                 The following terms shall apply to this Note:

                                   ARTICLE I

                           DEFAULT RELATED PROVISIONS

           1.1 Payment Grace Period. The Borrower shall have a ten (10) day grace period to pay any monetary amounts due under this Note, after which grace period a default interest rate of 16% per annum shall apply to the amounts owed hereunder.

           1.2 Conversion Privileges. The Conversion Privileges set forth in
Article II shall remain in full force and effect immediately from the date hereof and until the Note principal and interest are paid in full.

           1.3 Interest Rate. At the earliest of each Conversion Date (as hereinafter defined), quarterly in arrears, commencing July 1, 1998, or the Maturity Date, accelerated or otherwise, the Borrower shall pay interest to the Holder at the annual rate of 6% per annum.

                                   ARTICLE II

                               CONVERSION RIGHTS

           The Holder shall have the right to convert the principal amount and interest due under this Note into Shares of the Borrower's Common Stock as set forth below.

           2.1. Conversion into the Borrower's Common Stock.
                --------------------------------------------

           (a) The Holder shall have the right from and after 180 days after the issuance of this Note and then at any time on or prior to the Maturity Date, as it may be extended by agreement of the parties hereto, and until this
Note is fully paid, to convert up to one-half of the outstanding and unpaid principal portion of this Note of $25,000 or greater amount, or any lesser amount representing the full remaining outstanding and unpaid principal portion and at the Holder's election, the accrued interest on the Note (the date of giving of such notice of conversion being a





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"Conversion Date") into fully paid and nonassessable shares of Common Stock of
Borrower as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such stock shall hereafter be changed or reclassified (the "Common Stock") at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. The entire principal amount of this Note and interest accrued thereon may be converted commencing 270 days from the issue date of this Note. Upon the delivery of this Note to the Borrower according to the procedure described in the subscription agreement entered into between the Company and Holder (the "Subscription Agreement"), accompanied, preceded or followed by notice from the Holder to the Company of the Holder's written request for conversion, Borrower shall issue and deliver to the Holder within seven days of the Conversion Date that number of shares of Common Stock for the portion of the Note and/or interest converted in accordance with the foregoing and a new Note in the form hereof for the balance of the principal amount hereof, and/or interest if any. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and/or interest on the Note to be converted, by the Conversion Price.

           (b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per share shall be the lowest of: (i) the closing bid price for the Common Stock on the NASDAQ SmallCap Market, or on any securities exchange or other securities market on which the Common Stock is then being traded, for the five trading days prior to the issue date of this Note; (ii) eighty (80%) of the average closing bid price for the Common Stock on the NASDAQ SmallCap Market, or on any securities exchange or other securities market on which the Common Stock is then being traded, for the five trading days immediately preceding (but not including) the Conversion Date with respect to the Note principal and interest accrued thereon if the Conversion Date is sooner than 270 days from the original issue date of this Note; or (iii) seventy-five percent (75%) of the average closing bid price for the Common Stock on the NASDAQ SmallCap Market, or on any securities exchange or other securities market on which the Common Stock is then being traded, for the five
(5) trading days immediately preceding (but not including) the Conversion Date with respect to the Note principal and interest accrued thereon if the Conversion Date is on or later than 270 days after the original issue date of this Note.

           (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a) and 2.1(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:




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           A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

           B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

           C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

           D. Share Issuance. Subject to the provisions of this Section, if the Borrower at any time shall issue any shares of Common Stock prior to the conversion of the entire principal amount of the Note (otherwise than as: (i) provided in Sections 2.1(c)A, 2.1(c)B or 2.1(c)C or this subparagraph D; (ii) pursuant to options, warrants, or other obligations to issue shares, outstanding on the date hereof as described in the Reports and Other Written Information, as such terms are defined in the Subscription Agreement (which agreement is incorporated herein by this reference); [(i) and (ii) above, are hereinafter referred to as the "Existing Option Obligations"] for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the

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Conversion Price shall be reduced as follows: (i) the number of shares of
Common Stock outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any, received by the Borrower upon such issue of additional shares of Common Stock; and (ii) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. The resulting quotient shall be the adjusted conversion price. Except for the Existing Option Obligations and options that may be issued under any employee incentive stock option and/or any nonqualified stock option plan adopted by the Company, for purposes of this adjustment, the issuance of any security of the Borrower carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

           (d) Note principal not previously converted into shares of Common Stock may be converted by the Borrower into shares of Common Stock without further action of the Holder on the date that is two years from the date of issuance thereof, at the Conversion Price then in effect ("Mandatory Conversion"). Notice of such conversion by the Borrower shall be given not less than thirty (30) days prior to the applicable date of such Mandatory Conversion (the "Mandatory Conversion Date"). As applicable, the notice shall specify Note principal to be converted, the date fixed for conversion, and the conversion price per share. In no event shall a Mandatory Conversion occur at any time unless the Common Stock to be delivered upon conversion will be immediately upon delivery and thereafter unlegended, freely tradable, and freely transferable on the transfer books of the Borrower. A Mandatory Conversion may not be effected by the Borrower if an Event of Default described in Article III hereinafter has occurred or is continuing.

           (e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

           2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of


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this Note shall be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted.

                                  ARTICLE III

                                EVENT OF DEFAULT

           The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

           3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal or interest hereon when due and such failure continues for a period of ten (10) days after written notice to the Borrower from the Holder.

           3.2 Breach of Covenant. The Borrower breaches any covenant or other term or condition of this Note and such breach continues for a period of seven
(7) days after written notice to the Borrower from the Holder.

           3.3 Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein, in the Subscription Agreement entered into by the Holder and Borrower in connection with this Note, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or in connection with the Subscription Agreement shall be false or misleading.

           3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

           3.5 Judgments. Any money judgment, writ or similar process shall be entered or filed against Borrower or any of its property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

           3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.




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           3.7 Delisting. Delisting of the Common Stock from the NASDAQ
SmallCap Market or such other principal exchange on which the Common Stock is listed for trading.

           3.8 Concession. A concession by the Company of a default under any one or more obligations in an aggregate monetary amount in excess of $50,000.

           3.9 Stop Trade. An SEC stop trade order or NASDAQ trading suspension, if either applies for a period of ten days or longer.

           3.10 Failure to Deliver Common Stock. Borrower's failure to timely deliver Common Stock to the Holder or a replacement Note representing any unconverted portion of this Note pursuant to this Note or Section 9 of the Subscription Agreement.

           3.11 Registration Default. The occurrence of a Registration Default as described in Section 10.2(j) of the Subscription Agreement.

                               ARTICLE IV

                              MISCELLANEOUS

           4.1 Failure or Indulgency Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

           4.2 Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served or sent by fax transmission (with copy sent by regular, certified or registered mail or by overnight courier). For the purposes hereof, the address and fax number of the Holder is as set forth on the first page hereof. The address and fax number of the Borrower shall be Interiors, Inc., 320 Washington Street, Mt. Vernon, New York 10553, telecopier number: (914) 665-5469. Both Holder and Borrower may change the address and fax number for service by service of notice to the other as herein provided.

           4.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented




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           4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

           4.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof costs of collection, including reasonable attorney's fees.

           4.6 Governing Law. This Note shall be deemed to have been executed in and shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

           4.7 Prepayment. This Note may not be prepaid by the Borrower without the consent of the Holder.

           4.8 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

           IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its Chief Executive Officer on this 19 day of March, 1998.

                                     INTERIORS, INC.


                                     By: /s/ Max Munn
                                        ---------------------------------
                                         President